Exhibit 99.1

Recon Technology, Ltd. Announces Acquisition of New Business to Expand Service Chain and Strengthen its Operation in West China

BEIJING, Dec. 7, 2015 /PRNewswire/ -- Recon Technology, Ltd. (NASDAQ: RCON), ("Recon" or the "Company"), a leading independent oilfield services provider operating primarily in China, today announced that the Company will acquire a 100% equity interest in Qinghai Hua You Downhole Technology Co., Ltd. ("QHHY"), a PRC corporation and oilfield service provider in Qinghai province, pending shareholder approval of the proposed transaction.

Pursuant to a share purchase agreement executed as of December 1, 2015 (the "Effective Date"), the Company has agreed to acquire a 100% equity interest in QHHY for $6.0 million, including $3.6 million worth of Recon ordinary shares and $2.4 million in cash, with QHHY achieving net profit growth of 15% for fiscal 2016 and fiscal 2017. The Company's shares will be issued at 120% of the weighted average closing price of Recon's ordinary shares for the past 20 trading days prior to the Effective Date and will be issued only after Recon obtains shareholder approval for the transaction, which it expects to obtain sometime around February 2016. The shares will be issued to the QHHY stockholders, who together collectively own 100% of the equity interest in QHHY. All ordinary shares issued pursuant to this agreement will be subject to a 12-month lock up period. All cash consideration will be payable based on QHHY achieving certain annual net profit targets for fiscal 2016 and fiscal 2017, which will be determined based on Recon's review of QHHY's audited financial statements in September 2016 and September 2017 (For specific payment method, please refer to Exhibit 1).

Exhibit 1: (US$ million) Earn-out Payment Scenario.

N% of	For the Twelve Months Ended June 30,
Net Profit Increase	2016	2017	Maximum Cumulative Amount
≥30%	$2.8	$2.0	$4.8
(15%, 30%)	$1.4 × (actual growth rate/15%)	$1.0 × (actual growth rate/15%)	$(2.4,4.8)
15%	$1.4	$1.0	$2.4
[7.5%, 15%)	$1.4×(actual growth rate/15%)	$1.0 × (actual growth rate/15%)	$[1.2,2.4)
[0%, 7.5%)	$0.7	$0.5	$1.2
<0%	$nil	$nil	$nil

The transaction is subject to Recon shareholder approval and certain other customary closing conditions.

Mr. Shenping Yin, Chairman and CEO of Recon, stated, "The acquisition marks an important milestone for Recon as this will be our first major acquisition since our IPO in July 2009. We are thrilled to acquire QHHY, a niche, profitable oilfield service company with a strong relationship with PetroChina. According to the domestic energy strategic requirements of 'adjust and stabilize the oil production in the east while explore the potential in the west' put forward by PetroChina, west China has been playing a key role for China's energy industry. Qinghai province is one of the most important areas with remarkable reserve of oil and natural gas. We view QHHY as a good fit to our long term vision and goals and expect it to augment our capacity to grow in adjacent businesses."

About Qinghai Hua You Downhole Technology Co., Ltd.

Established in September 2011, Qinghai Hua You Downhole Technology Co., Ltd. ("QHHY") is an oilfield service company providing a wide range of downhole technology support and services primarily in Qinghai province. QHHY has more than 130 employees and is a qualified oilfield service provider for PetroChina, among other companies. QHHY's solutions are aimed to keep the working wells safe and help to increase the oil well production. This is cost effective and important to oil companies under lower oil price situation.

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About Recon

Recon Technology, Ltd. (NASDAQ: RCON) ("Recon") is China's first independent oil and gas field service company to be listed on NASDAQ. Working closely with leading global partners, Recon has achieved rapid growth supplying China's largest oil and gas exploration companies, including Sinopec and China National Petroleum Corporation, with advanced automated technologies, efficient gathering and transportation equipment and reservoir stimulation measures. The solutions Recon provides are aimed at increasing gas and petroleum extraction levels, reducing impurities, improving safety and lowering production costs. For additional information, please visit www.recon.cn.

Cautionary Statements

Statements made in this release with respect to Recon's current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Recon. Forward-looking statements include, but are not limited to, those statements using words such as "believe," "expect," "plans," "strategy," "prospects," "forecast," "estimate," "project," "anticipate," "aim," "intend," "seek," "may," "might," "could" or "should," and words of similar meaning in connection with a discussion of future operations, financial performance, events or conditions. From time to time, oral or written forward-looking statements may also be included in other materials released to the public. These statements are based on management's assumptions, judgments and beliefs in light of the information currently available to it. Recon cautions investors that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, including but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. Therefore investors should not place undue reliance on such forward-looking statements. Actual results may differ significantly from those set forth in the forward-looking statements.

All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Recon Technology, Ltd.
Ivy Xia
Tel: +86-10-8494-5799
Email: info@recon.cn

Weitian Investor Relations
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

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